EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered as of December 3, 2007 between Advanced Viral Research Corp., a Delaware corporation (“Employer”), and Vincent P. Gullo, an individual (“Employee”).
R E C I T A L S
     WHEREAS, Employer and Employee desire to enter into this Agreement to memorialize the employment relationship between Employer and Employee.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:
1. TERM. This Agreement shall be for an initial term of one (1) year, commencing as of December 3, 2007 (the “Effective Date”) and ending on December 2, 2008, unless terminated earlier as provided herein (the “Initial Term”), and thereafter will govern Employee’s continued employment by Employer until that employment ceases (such period of Employee’s employment is herein referred to as the “Term”).
2. DUTIES.
     2.1. In General. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs Employee and Employee hereby accepts such employment with Employer for the term of this Agreement as Chief Scientific Officer of Employer. Employee shall have the following duties: (i) development of Employer’s scientific and intellectual property assets, including the chemical compounds identified as CTK000147, CTK000168 and AVR118, as well as other similar projects in which Employer may have an interest from time to time; and (ii) such other services commensurate with Employee’s position as the President of Employer, in his discretion, shall reasonably request from time to time in connection with the Employer’s business and communicated to Employee (the “Duties”). During the term of this Agreement and subject to Section 2.3 below, Employee shall devote substantially all of his attention, skill and efforts during normal business hours to the faithful performance of the Duties.
     2.2. Place of Performance. So long as Employer has offices/laboratory space in central New Jersey, the Duties shall be performed in central New Jersey, except for such travel in the ordinary course of Employer’s business as may from time to time be reasonably required. If Employer does not have offices/laboratory space in central New Jersey, the Duties shall be performed in Yonkers, New York, except for such travel in the ordinary course of Employer’s business as may from time to time be reasonably required.
     2.3. Other Activities. Employee shall not, without the approval of the President of Employer, render services of a business nature to any other person or entity, if such activities would interfere with the performance of Employee’s Duties as required under this Agreement or otherwise prevent Employee from devoting substantially all of his attention, skill and efforts during normal business hours to the performance of Employee’s Duties as required under this Agreement. Subject to the foregoing limitations, the following activities shall be deemed to be permissible: (i) owning or managing real or personal property owned by Employee or his family members; (ii) owning or managing any business which does not compete, directly or indirectly, with the Business (as defined below); and (iii) holding directorships or similar positions in any organization which are approved by the Board of Directors of Employer (the “Board”). “Business” shall mean any business that is developing, manufacturing and/or distributing pharmaceutical products which exhibit substantially similar biological mechanisms of action as Employer’s products in the clinical indications pursued by Employer.

3. COMPENSATION AND OTHER BENEFITS.
     3.1. Compensation and Employee Benefit Plans. For all services rendered by Employee in any capacity during his employment under this Agreement (including any renewals hereof), Employer shall pay to Employee as compensation the sum of the amounts set forth in the following subparagraphs (a) and (b).
          (a) Base Salary. Commencing upon the Effective Date, Employee shall be paid the sum of Two Hundred Twenty Thousand Dollars ($220,000) on an annualized basis (the “Base Salary”), which amount shall be paid in accordance with Employer’s customary payroll practices. The Base Salary shall be reviewed on an annual basis by the Board and may be increased from time to time by the Board.
          (b) Benefit Plans. During the term of Employee’s employment with Employer, Employee shall be entitled to participate in all cash and non-cash incentive compensation, bonus, equity, savings and retirement plans, practices, policies and programs applicable generally to other executives of Employer, and Employee shall be eligible for participation in and shall receive all benefits under, welfare benefit plans, practices, policies and programs applicable generally to other executives of Employer, including but not limited to comprehensive medical and dental coverage, disability and basic and supplemental life insurance.
     3.2. Business Expenses. Employee shall be reimbursed for reasonable expenses related to maintenance of professional licenses, membership in professional societies, reasonable entertainment, travel, and similar items, in each case, subject to Employer’s prior written approval in accordance with Employer’s policies, practices and procedures.
     3.3. Vacation. Employee will be entitled to three (3) weeks paid vacation annually or such other time as authorized by the Board of Directors during which time his compensation shall be paid in full.
4. TERMINATION OF EMPLOYMENT.
     4.1. Termination by Employer for Cause. Employer may terminate Employee for “Cause” at any time upon notice to Employee. As used herein, the term “Cause” shall mean:
          (a) Employee’s material breach of any provision of this Agreement; provided, however, that in the event Employer believes that this Agreement has been breached, it shall provide Employee with written notice of such breach and provide Employee with a thirty (30) day period in which to cure or remedy such breach. For the avoidance of doubt, it shall constitute a material breach of this Agreement if Employee fails to perform his Duties hereunder by way of intentional neglect or chronic absenteeism (excluding Disability);
          (b) The commission by Employee of a crime, or an act of fraud or dishonesty against Employer, its subsidiaries or affiliates; or
          (c) The use by Employee of an illegal substance, including, but not limited to, marijuana, cocaine, heroin, and all other illegal substances, and/or the dependence by Employee upon the use of alcohol, which, in any case, in the opinion of both Employee’s family physician and a physician chosen by Employer, materially impairs Employee’s ability to perform his Duties hereunder, which dependence is not cured or rehabilitated, as determined by Employee’s physician, within three (3) months of receipt of written notice from Employer to Employee.

     4.2. Termination Upon Death or Disability. This Agreement shall terminate upon the death or the Disability (as defined below) of Employee. Employee or his heirs or estate (as the case may be) shall be entitled to the compensation provided for with respect to a termination by death or Disability in this Agreement. As used in this Agreement, the term “Disability” means (A) Employee’s incapacity due to a permanent mental or physical illness that prevents Employee from performing his duties hereunder for 26 consecutive weeks or (B) a physical condition that renders the performance by Employee of his duties hereunder a serious threat to the health and well being of Employee. Disability shall be determined by a physician selected by Employee (or his legal representative) and reasonably acceptable to Employer.
     4.3. Payments Upon Termination. If Employee’s employment is terminated pursuant to Sections 4.1 or 4.2 hereof, then Employee shall be entitled to: (1) the Base Salary pursuant to Section 3.1(a) earned through the date of termination; and (2) all applicable reimbursements from Employer due under Section 3.2 hereof.
     4.4. Termination without Cause or Resignation for Good Reason. If Employer terminates Employee without Cause or Employee resigns for “Good Reason” (as defined below) at any time, Employee shall be entitled to:
          (a) the Base Salary pursuant to Section 3.1(a) earned through the date of termination or resignation;
          (b) payment for all unused vacation and personal days accrued through the date of termination or resignation;
          (c) all applicable reimbursements from Employer due under Section 3.2 hereof;
          (d) monthly severance payments equal to one-twelfth of the Base Salary as of the date of such termination or resignation through the scheduled expiration of the Initial Term; and
          (e) waiver of the applicable premium otherwise payable for COBRA continuation coverage for Employee (and, to the extent covered immediately prior to the date of Employee’s termination, his spouse and dependents) the scheduled expiration of the Initial Term.
“Good Reason” shall mean any of the following, without Employee’s prior consent: (i) a material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with the executive’s position), (ii) a reduction in Base Salary, or (iii) a relocation of Employee’s principal worksite more than 50 miles.
     4.5. Termination of Obligations. Upon the resignation of Employee or termination of Employee’s employment in accordance with the provisions of this Section 4, all obligations of Employee and Employer hereunder shall be terminated except as otherwise provided herein.
     4.6. Resignation. Any termination of employment under this Agreement, whether or not voluntary, will automatically constitute a resignation of Employee as an officer of Employer and all subsidiaries of Employer, and if requested to do so by Employer’s Board of Directors, Employee shall resign as a member of the Board of Directors of Employer and all subsidiaries of Employer; provided, however, that Employee shall execute such resignation documents as Employer may reasonably request in order to evidence such resignation and this provision shall survive the termination of this Agreement.

5. NON-COMPETITION.
     5.1. Definitions. For purposes of this Section 5:
          (a) “Employer” shall mean Advanced Viral Research Corp. and any of its subsidiaries.
          (b) “Confidential Information” shall mean proprietary or confidential information or knowledge of Employer, including without limitation, any financial information, marketing plans, strategies, trade secrets, data, know-how, processes, techniques and other proprietary information of Employer or its subsidiaries. The term “Confidential Information” does not include information (including office practices and procedures) that is obvious, or that may readily be determined by any person reasonably knowledgeable in the industry in which Employer operates by diligent review and examination of public sources, or that becomes generally available to the public other than as a result of a disclosure by Employee or any agent or other representative thereof.
          (c) “Inventions” shall mean any and all ideas, concepts, discoveries, inventions, developments, improvements, trade secrets, technical data, know-how or other materials conceived, devised, invented, developed or reduced to practice or tangible medium by Employee: (i) during the term of this Agreement; (ii) that are related to and used in connection with the business of Employer or its affiliates; and (iii) that are a result of Duties assigned to Employee by Employer.
          (d) “Restricted Period” shall mean the period commencing on the date of Employee’s employment with Employer and ending two (2) years after the termination thereof.
     5.2. Confidential Information. During and for a period of five (5) years after the term of the Agreement, Employee shall not directly or indirectly, divulge, furnish or make accessible to any party not authorized by Employer to receive it, any of the Confidential Information, other than in the course of performing his duties hereunder and in accordance with Employer’s policies and regulations, as established from time to time, for the protection of the Employer’s Confidential Information. Notwithstanding the foregoing, Employee shall not have any obligation hereunder to keep confidential any Confidential Information to the extent disclosure of any thereof is required by law, or determined in good faith by Employee to be necessary or appropriate to comply with any legal or regulatory order, regulation or requirement; provided, however, that in the event disclosure is required by law, Employee shall provide Employer with reasonable notice of such requirement so that Employer may seek an appropriate protective order and Employee shall reasonably cooperate with Employer’s efforts to seek such a protective order. Upon termination of employment, all tangible evidence of such Confidential Information in the possession of Employee shall be returned to Employer, and Employee shall not make or retain any copies or excerpts thereof, except that Employee may retain copies of all materials that may be of a personal nature to Employee. Employee further agrees not to use any Confidential Information for the benefit of any person or entity other than Employer or its subsidiaries.
     5.3. Non-Solicitation. During the Restricted Period, Employee shall not influence or attempt to influence customers of Employer or any of its present or future subsidiaries either directly or indirectly, to divert their business from Employer to any individual, partnership, firm, corporation, or other entity that is in competition with the business of Employer or any subsidiary of Employer at any time during the Restricted Period. During the Restricted Period, Employee shall not directly or indirectly solicit any of Employer’s employees or independent contractors to work for (as an employee or independent contractor) any business, individual, partnership, firm, corporation, or other entity in competition with the business of Employer or any subsidiary of Employer at any time during the Non-Solicitation Period.

     5.4. Patents/Assignment and Transfer of Inventions. Employee shall disclose, assign and transfer to the Company any and all Inventions. Employee shall assign any and all right, title, or interest that Employee may have in such Inventions under patent law to the Employer and Employer will be entitled to obtain and hold in its own name all patents with respect to such Inventions. Employee also agrees to execute such documents and perform such activities as the Employer may reasonably request to obtain such patents and to assist the Employer, as reasonably requested by the Board in defending its patents.
     5.5. Remedies. In the event of an actual or threatened breach by the Employee of this Section 5, including any subparagraph hereof, Employer shall be entitled to an injunction restraining Employee from its prohibited conduct. If the court should hold that the duration and/or scope (geographic or otherwise) of the covenants contained herein are unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise), that is reasonable and the parties agree to accept such determination, subject to their rights of appeal. Nothing contained herein shall be construed as prohibiting Employer or any third party from pursuing any of the remedies available to it for such breach or threatened breach, including recovery of damages from Employee. In any action or proceeding to enforce the provisions of this Section 5, the prevailing party shall be reimbursed by the other party for all costs incurred in such action or proceeding, including, without limitation, all court costs and filing fees and all reasonable attorneys’ fees, incurred either at the trial level or at the appellate level. If Employee shall be in violation of any of the restrictive covenants contained in this Agreement, then the time limitation otherwise applicable to such restrictive covenant shall be extended for a period of time equal to the period of time during which the Employee has acted in violation of such restrictive covenants. The existence of any claim or cause of action by Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the foregoing restrictive covenant, but shall be litigated separately.
6. NOTICES. Any notice, request, demand, offer, payment or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been delivered and given for all purposes if written and if (a) delivered personally or by courier or delivery service, at the time of such delivery; or (b) directed by registered or certified United States mail, postage and charges prepaid, addressed to the intended recipient, at the address specified below, at such time that the intended recipient or its agent signs or executes the receipt:

If to Employer:	Advanced Viral Research Corp.
200 Corporate Boulevard South
Yonkers, New York 10701
Attn: Chairman of the Board
Tel: 914-376-7383

If to Employee:	Vincent P. Gullo
33 Darren Drive
Basking Ridge, NJ 07920
Tel: 732-563-4267
Any party may change the address to which notices are to be mailed by giving written notice as provided herein to the other party. Commencing immediately after the receipt of such notice, such newly designated address shall be such person’s address for purposes of all notices or other communications required or permitted to be given pursuant to this Agreement.

7. MISCELLANEOUS.
     7.1. Governing Law. This Agreement shall be construed pursuant to the laws of the State of New York, and all of its provisions shall be administered according to and its validity shall be determined under the laws of the State of New York without regard to any conflict or choice of law issues.
     7.2. Gender and Number. Whenever appropriate, references in this Agreement in any gender shall be construed to include all other genders, references in the singular shall be construed to include the plural, and references in the plural shall be construed to include the singular, unless the context clearly indicates to the contrary.
     7.3. Certain Words. The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire Agreement and not to any particular section, provision or paragraph unless so required by the context.
     7.4. Captions. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and/or reference, and they shall in no way be construed as limiting, extending, defining or describing either the scope or intent of this Agreement or of any provision hereof.
     7.5. Counterparts. This Agreement may be executed in one or more counterparts, and any such counterpart shall, for all purposes, be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
     7.6. Severability. The invalidity or unenforceability of any provision hereunder (or any portion of such a provision) shall not affect the validity or enforceability of the remaining provisions (or remaining portions of such provisions) of this Agreement.
     7.7. Entire Agreement. This Agreement (and all other documents executed simultaneously herewith or pursuant hereto) constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and revokes any and all prior or existing agreements, written or oral, relating to the subject matter hereof, and this Agreement shall be solely determinative of the subject matter hereof.
     7.8. Restrictive Covenant. In the event the non-solicitation clause or any other restrictive covenant of this Agreement shall be deemed unenforceable, invalid or overbroad in whole or in part for any reason, then any arbitration panel or court of competent jurisdiction is hereby authorized, requested and instructed to reform such provision(s) to provide for the maximum competitive restraints upon Employee’s activities (in time and geographic area), which may then be legal and valid.
     7.9. Waiver. Either Employer or Employee may, at any time or times, waive (in whole or in part) any rights or privileges to which it or he may be entitled hereunder. However, no waiver by any party of any condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further continuing waiver of any other condition or of any breach of any other terms, covenants, representations or warranties contained in this Agreement, and no waiver shall be effective unless it is in writing and signed by the waiving party.
     7.10. Attorneys’ Fees. In the event that either party shall be required to retain the services of an attorney to enforce any of his or its rights hereunder, the prevailing party in any arbitration or court action shall be entitled to receive from the other party all costs and expenses including (but not limited to) court costs and attorneys’ fees (whether in the arbitration or in a court of original jurisdiction or one or more courts of appellate jurisdiction) incurred by him or it in connection therewith. The parties hereby expressly confer on the arbitrator the right to award costs and attorneys’ fees in the arbitration.

     7.11. Dispute Resolution. Except for any dispute or controversy in which Employer is seeking injunctive relief pursuant to Section 5, Employee and Employer shall settle by arbitration any dispute or controversy arising in connection with this Agreement, whether or not such dispute involves a plan subject to the Employee Retirement Income Security Act of 1974, as amended. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a panel of three arbitrators sitting in New York City, New York or such other location as shall be mutually agreed by the parties. The award of the arbitrators shall be final and nonappealable, and judgment may be entered on the award of the arbitrators in any court having proper jurisdiction. The arbitrators shall have authority to award all remedies available under law. The arbitrators shall assess arbitration fees and expenses against the parties in their discretion. EMPLOYEE ACKNOWLEDGES THAT BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR, OTHER THAN AS PROVIDED BY SECTION 5, A TRIAL BEFORE A JUDGE IN CONNECTION WITH, OR RELATING TO, A CLAIM.
     7.12. Venue. Any litigation arising hereunder shall be instituted only in New York City, New York, the place where this Agreement was executed, and all parties hereto agree that venue shall be proper in said county for all such legal or equitable proceedings.
     7.13. Assignment. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their successors, assigns, and/or other legal representatives. Additionally, covenants in this Agreement which are for the benefit of Employer also shall run in favor of Employer’s subsidiaries. This Agreement shall not be assignable by Employer or Employee. The services of Employee are personal and his obligations may not be delegated by his except as otherwise provided herein.
     7.14. Amendment. This Agreement may not be amended, modified, superseded, canceled, or terminated, and any of the matters, covenants, representations, warranties or conditions hereof may not be waived, except by a written instrument executed by Employer and Employee or, in the case of a waiver, by the party to be charged with such waiver.
     7.15. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than Employer and Employee and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     7.16. Indemnification. To the fullest extent permitted by law and Employer’s certificate of incorporation and by-laws, Employer shall promptly indemnify Employee for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys’ fees)) incurred or paid by the Employee in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by Employee of services for (or acting as a fiduciary of any Employee benefit plans, programs or arrangements of) Employer or any of its subsidiaries or affiliates, including as a director, officer or employee of Employer or any such subsidiary or affiliate. Employer also agrees to maintain a directors’ and officers’ liability insurance policy covering Employee to the extent Employer provides such coverage for its other executive officers.
     7.17. Tax Withholding. All payments to the Employee under this Agreement will be subject to the withholding of all applicable employment and income taxes.
[Signatures on next page]

     IN WITNESS WHEREOF, Employer and Employee have caused this Agreement to be executed on the day and year first above written.

EMPLOYER: ADVANCED VIRAL RESEARCH CORP.
By:	/s/ Stephen M. Elliston
	Name:	Stephen M. Elliston
	Title:	President

EMPLOYEE:
/s/ Vincent P. Gullo

[Signature Page to Gullo Employment Agreement]